Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Evans & Sutherland Computer Corporation

We consent to the use of our report dated March 31, 2006, with respect to the consolidated balance sheet of Evans & Sutherland Computer Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2005 and 2004 included herein.

/s/ KPMG LLP

Salt Lake City, Utah
April 2, 2007